Exhibit 16.1

April 26, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have reviewed Item 4.01 and 4.02 of Zhongtian Mould Technologies, Inc.’s Form 8-K/A dated April 26, 2011 filed with the Securities and Exchange Commission, and have the following comments:

1. we are in agreement with the statements made in the first, second, third, fifth, sixth and seventh paragraphs of Item 4.01 and the first and third paragraphs of Item 4.02 concerning our firm in those paragraphs.

2. we have no basis on which to agree with the statements made in the fourth paragraph of Item 4.01 and the second paragraph of Item 4.02.

Regards,

/s/  MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas